Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Monday, June 7, 2004

(432) 620-0300

KEY ENERGY WITHDRAWS EARNINGS GUIDANCE FOR 2004

Senior Note Trustee Triggers Cure Period for Previously-Disclosed Failure to Deliver Form 10-K Report

MIDLAND, TX, June 7, 2004 – Key Energy Services, Inc. (NYSE: KEG) today announced that it is withdrawing earnings forecasts for fiscal 2004 and that it has received a notice of default under its 6.375% and 8.375% Senior Notes.

The Company announced that it is withdrawing all previous earnings forecasts of operating results for 2004.  The Company is doing so in light of current uncertainties affecting the Company, including the costs of the ongoing audit of the Company’s 2003 financial statements and restatement of prior years’ financial statements, bank and other lender waivers, ongoing Audit Committee and SEC investigations, costs related to previously-announced management changes and costs related to management consolidation in the Company’s Midland office.   The Company anticipates that these costs will include a charge in the second quarter, currently estimated at approximately $16.4 million, arising in connection with the termination of the Company’s former Chief Executive Officer, Francis D. John.  Of this amount, $9.0 million represents a non-cash charge for the write-off of the unamortized balance of Mr. John’s prepaid retention bonus, and the balance consists of severance and other termination costs.

Default Notice:

The Company previously disclosed on March 29, 2004, that the Company’s failure to file its 2003 Form 10-K report with the SEC and deliver it to noteholders on or before March 30, 2004 was a default under the Company’s 6.375% senior Notes and its 8.375% senior Notes.  The Company has now received a notice from the indenture trustee for such notes that gives the Company 90 days to cure the default.  The Company believes the notice may be defective in certain respects and intends to engage in discussions with the trustee about the notice.  If the notice is effective and is not withdrawn, the Company intends

6 Desta Drive, Midland, TX 79705

to seek waivers of the default from the holders of each series of notes.  Unless the default is cured or waived within the cure period, the indenture trustee or the holders of at least 25% of the outstanding principal amount of each series of notes will have the right to accelerate the maturity of such notes.   There can be no assurance that any waivers will be obtained. If maturity of the notes were accelerated, the Company would not be able to pay the amounts due and such acceleration would have a material adverse effect on the Company’s financial condition and liquidity.  Failure to obtain the waiver will also result in a default under the terms of the waiver of the information delivery default under the Company’s bank loans.

Key Energy Services, Inc. is the world’s largest rig-based, onshore well service company.  The Company provides diversified energy operations including well servicing, contract drilling, pressure pumping, fishing and rental tool services and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina, Canada and Egypt.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the estimated amounts of rig and trucking hours, future operating results, and the notice of default from the trustee on Company’s senior notes.  These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the risk that the Company will not execute on its operating plan; risks related to market demand; the risk of possible changes in the scope and nature of, and the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003 financial statement, risks related to the costs of the restatement process and their impact on operating results and cash flow, the impact of costs related to the termination of the Company’s former CEO, and risks attendant to the default under the Company’s senior notes, including the risks that the Company may not obtain waivers and the notes may be accelerated, the risk of cross-defaults under the Company’s bank loans, the risks of acceleration of some or all of the Company’s debt obligation, and the risks that the Company will be unable to pay such debt if it is accelerated.  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.